Exhibit 99.1

Earnings Release

Contact:

Cornell Stamoran

(732) 537-6408

cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2012 THIRD QUARTER RESULTS

Somerset, N.J. – May 11, 2012 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the third fiscal quarter ended March 31, 2012. Catalent recognized net revenue of $465.0 million, an increase of $47.5 million, and a loss from continuing operations of ($1.7) million, an improvement of $4.1 million, for the quarter compared to the third quarter of the prior fiscal year.

Adjusted EBITDA for the third quarter was $110.9 million, an increase of $14.1 million, or 15%, compared to the third quarter of the prior fiscal year. For the trailing-twelve-month period ended March 31, 2012, Adjusted EBITDA was $386.6 million, an increase of approximately 4% compared to the trailing-twelve-month period ended December 31, 2011. See below for reconciliations of Adjusted EBITDA, which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “During the third quarter we closed two significant transactions with the acquisition of Aptuit’s Clinical Trial Supplies business as well as the purchase of the remaining 49% minority interest in our majority-owned R.P. Scherer GmbH business in Germany, both of which are integral components of Catalent’s value creation plans. We are in the process of fully integrating both businesses and I am encouraged by our progress at this early stage. Our core business continues to grow organically; excluding acquisitions, third quarter sales and EBITDA from continuing operations grew 8% and 13%, respectively, at constant currency. Our focus has been achieving growth through consistently pursuing operational excellence and innovation for the benefit of our customers.”

Results of Operations – Third Fiscal Quarter Ended March 31, 2012

Net revenue increased $47.5 million, or 11%, compared to the same quarter a year ago. The stronger U.S. dollar unfavorably impacted revenue by 2%, or approximately $7.5 million. Excluding the impact of foreign exchange, net revenue increased by $55.0 million, or 13%, as compared to the comparable quarter in the prior year. The increase was primarily driven by revenue contributed by the acquired Aptuit CTS business as well as increased demand in the Oral Technologies and Development and Clinical Services segments. The Oral Technologies increase was primarily driven by increased demand for consumer health and prescription softgel products as well as those products utilizing our proprietary Zydis® delivery platform. The Development and Clinical Services increase was primarily driven by increased demand for clinical services from our North American and European operations. The acquisition of the Aptuit CTS business, which closed in mid-February, contributed approximately $22.9 million to the quarter-over-quarter revenue growth. These revenue increases were partially offset by declining volumes in our Packaging Services segment resulting from customer insourcing.

Gross margin increased $12.3 million, or 9%, compared to the same period a year ago. The stronger U.S. dollar unfavorably impacted gross margin by approximately 2%, or $2.6 million. Excluding the impact of foreign exchange, gross margin increased by $14.9 million, or 11%, primarily due to the increased demand for modified release and softgel products and the increased demand within the Development and Clinical Services segment, as discussed above. The Aptuit CTS acquisition contributed $5.3 million of gross margin to the current quarter.

Selling, general and administrative expenses increased by $14.7 million, or 19%, compared to the comparable period of fiscal 2011. Currency exchange fluctuations decreased selling, general and administrative expenses by approximately 1%, or $0.6 million. Excluding the impact of foreign exchange translation, selling, general and administrative expenses increased by $15.3 million, or 20%, primarily due to acquisition and integration related costs associated with the Aptuit CTS acquisition which closed in February 2012.

EBITDA from continuing operations for the third quarter of $89.1 million increased $18.7 million from the same quarter in the prior fiscal year, primarily driven by strong performance within our largest operating segments. Excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $6.3 million, or 7%, compared to the comparable prior year period, primarily related to demand increases for Zydis®, consumer health and prescription softgel products, and income associated with research and development profit participation. Development and Clinical Services segment EBITDA increased $8.4 million compared to the prior fiscal year period, due to the increased demand for clinical services within North America and Europe, as well as due to the impact of the Aptuit CTS acquisition which contributed $4.9 million to the segment’s EBITDA. Packaging Services segment EBITDA increased $1.3 million compared to the prior fiscal year period, primarily attributable to improved manufacturing efficiencies and fixed overhead cost saving initiatives implemented throughout the segment. Sterile Technologies segment EBITDA decreased by 1%, or $0.1 million, compared to the prior fiscal year period, primarily attributable to decreased demand for biologics services, and unfavorable product mix within sterile injectables, partially offset by stronger performance within our Blow-Fill-Seal product offering.

Results of Operations – Nine Months Ended March 31, 2012

Net revenue increased $100.5 million, or 8%, compared to the same period of the prior year. The weaker U.S. dollar favorably impacted revenue by approximately 1%, or $8.2 million. Excluding the impact of foreign exchange, net revenue increased by $92.3 million, or 8%. The increase was primarily due to increased demand in the Oral Technologies and Development and Clinical Services segments. The Oral Technologies increase was primarily driven by increased demand for products using our Zydis delivery platform, as well increased demand for consumer health and prescription softgel products. The Development and Clinical Services increase was primarily driven by increased demand for clinical services in North America and Europe. These revenue increases were partially offset by decreased demand in Packaging Services and Sterile Technologies resulting from customer in-sourcing and decreased end-market demand for certain product offerings. The acquisition of the Aptuit CTS business, which closed in mid-February, contributed approximately $22.9 million to the year-over-year revenue growth.

Gross margin increased $43.4 million, or 12%, compared to the same period of the prior year, primarily due to the increased demand for modified release and softgel products, as well as favorable product mix within the Oral Technologies segment. The volume increase within the Development and Clinical Services segment, as discussed above, also contributed to the year-over-year increase in gross margin. The impact of foreign exchange translation did not have a material impact on gross margin. The Aptuit CTS acquisition contributed $5.3 million of gross margin in the current fiscal year.

Selling, general and administrative expense increased by 14%, or $31.2 million, compared to the comparable period of fiscal 2011. Currency exchange fluctuations increased selling, general and administrative expense by approximately 1%, or $1.2 million. Excluding the impact of foreign exchange, selling, general and administrative expense increased 13%, or $30.0 million, as compared to the same period a year ago, primarily due to deal, financing and integration costs associated with the Aptuit CTS acquisition, as well as continued investments in our sales and marketing function.

EBITDA from continuing operations for the nine months ended March 31, 2012 was $250.2 million, an increase of $64.3 million compared to the same period of the prior fiscal year, primarily driven by stronger performance within the our operating segments. Excluding the impact of foreign exchange translation, Oral Technologies segment EBITDA increased $26.1 million, or 13%, compared to the comparable prior year period, primarily related to demand increases for consumer health softgel, prescription softgel, Zydis® and controlled release products. Development and Clinical Services segment EBITDA increased $11.0 million, or 49%, compared to the comparable prior year period, due to volume increases for clinical services and analytical science services within North America and Europe. The Aptuit CTS acquisition contributed $4.9 million to the segment’s EBITDA performance for the current period. Packaging Services segment EBITDA increased $8.4 million, largely attributable to improved manufacturing efficiencies, favorable product mix, and fixed overhead cost saving initiatives implemented throughout the segment. Sterile Technologies segment EBITDA decreased by 20%, or $4.9 million, compared to the comparable prior year period, primarily attributable to lower demand for pre-filled syringe products, partially offset by stronger performance from our Blow-Fill-Seal offering.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods.

Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and risks and uncertainties. See the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward- looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, May 11, 2012, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 9,400 people at 29 operations worldwide and generated more than $1.6 billion in fiscal 2011 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,	Increase / (Decrease)
	2012	2011	$	%

Net revenue	$465.0	$417.5	$47.5	11%
Cost of products sold	312.0	276.8	35.2	13%

Gross margin	153.0	140.7	12.3	9%
Selling, general and administrative expenses	94.0	79.3	14.7	19%
Impairment charges and (gain)/loss on sale of assets	(0.6)	3.0	(3.6)	*
Restructuring and other	1.9	3.9	(2.0)	-51%
Property and casualty losses	4.1	1.1	3.0	*

Operating earnings/(loss)	53.6	53.4	0.2	0%
Interest expense, net	47.9	39.7	8.2	21%
Other (income)/expense, net	(0.8)	11.6	(12.4)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	6.5	2.1	4.4	*
Income tax expense/(benefit)	8.2	7.9	0.3	4%

Earnings/(loss) from continuing operations	(1.7)	(5.8)	4.1	-71%
Earnings/(loss) from discontinued operations, net of tax	(6.6)	(6.7)	0.1	-1%

Net earnings/(loss)	(8.3)	(12.5)	4.2	-34%
Less: Net earnings/(loss) attributable to noncontrolling interest	0.9	1.8	(0.9)	-50%

Net earnings/(loss) attributable to Catalent	$(9.2)	$(14.3)	$5.1	-36%

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter	Quarter
	Ended	Ended
	March 31,	March 31,	Increase / (Decrease)
	2012	2011	$	%

Oral Technologies
Net revenue	$304.0	$288.0	$16.0	6%
Segment EBITDA	89.9	85.6	4.3	5%

Sterile Technologies
Net revenue	59.6	59.0	0.6	1%
Segment EBITDA	8.4	8.9	(0.5)	-6%

Development & Clinical Services
Net revenue	71.0	38.5	32.5	84%
Segment EBITDA	15.4	7.1	8.3	*

Packaging Services
Net revenue	37.2	38.2	(1.0)	-3%
Segment EBITDA	3.6	2.4	1.2	50%

Inter-segment revenue elimination	(6.8)	(6.2)	(0.6)	10%

Unallocated Costs	(28.2)	(33.6)	5.4	-16%

Combined Total
Net revenue	465.0	417.5	47.5	11%
EBITDA from continuing operations	$89.1	$70.4	$18.7	27%

* - percentage not meaningful.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011	Increase / (Decrease)
			$	%

Net revenue	$1,292.0	$1,191.5	$100.5	8%
Cost of products sold	884.8	827.7	57.1	7%

Gross margin	407.2	363.8	43.4	12%
Selling, general and administrative expenses	253.0	221.8	31.2	14%
Impairment charges and (gain)/loss on sale of assets	(1.4)	3.1	(4.5)	*
Restructuring and other	13.7	14.0	(0.3)	-2%
Property and casualty losses	(10.5)	1.1	(11.6)	*

Operating earnings/(loss)	152.4	123.8	28.6	23%
Interest expense, net	131.1	121.4	9.7	8%
Other (income)/expense, net	(3.2)	24.9	(28.1)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	24.5	(22.5)	47.0	*
Income tax expense/(benefit)	19.0	18.5	0.5	3%

Earnings/(loss) from continuing operations	5.5	(41.0)	46.5	*
Earnings/(loss) from discontinued operations, net of tax	(6.5)	(6.5)	—	0%

Net earnings/(loss)	(1.0)	(47.5)	46.5	-98%
Less: Net earnings/(loss) attributable to noncontrolling interest	1.2	2.5	(1.3)	-52%

Net earnings/(loss) attributable to Catalent	$(2.2)	$(50.0)	$47.8	-96%

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011	Increase / (Decrease)
			$	%

Oral Technologies
Net revenue	$861.1	$793.5	$67.6	9%
Segment EBITDA	229.9	204.3	25.6	13%

Sterile Technologies
Net revenue	166.5	176.6	(10.1)	-6%
Segment EBITDA	19.9	24.8	(4.9)	-20%

Development & Clinical Services
Net revenue	166.8	114.0	52.8	46%
Segment EBITDA	33.6	22.3	11.3	51%

Packaging Services
Net revenue	114.6	126.2	(11.6)	-9%
Segment EBITDA	12.5	4.1	8.4	*

Inter-segment revenue elimination	(17.0)	(18.8)	1.8	-10%

Unallocated Costs	(45.7)	(69.6)	23.9	-34%

Combined Total
Net revenue	1,292.0	1,191.5	100.5	8%
EBITDA from continuing operations	$250.2	$185.9	$64.3	35%

* - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $ in millions)

				Quarter Ended	Twelve Months	Quarter Ended	Twelve Months
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	Ended December 31, 2011	March 31, 2012	Ended March 31, 2012
Earnings/(loss) from continuing operations	$(5.8)	$1.5	$(5.2)	$12.4	$2.9	$(1.7)	$7.0
Interest expense, net	39.7	44.1	42.1	41.1	167.0	47.9	175.2
Income tax (benefit)/provision	7.9	5.6	3.5	7.3	24.3	8.2	24.6
Depreciation and amortization	30.4	30.0	29.6	30.5	120.5	35.6	125.7
Noncontrolling interest	(1.8)	(1.5)	0.5	(0.8)	(3.6)	(0.9)	(2.7)

EBITDA from continuing operations	70.4	79.7	70.5	90.5	311.1	89.1	329.8

Equity compensation	0.9	0.6	0.9	0.8	3.2	0.9	3.2
Impairment charges and (gain)/loss on sale of assets	3.0	0.4	(0.4)	(0.4)	2.6	(0.6)	(1.0)
Restructuring and special items	7.7	4.6	5.4	13.9	31.6	14.4	38.3
Property and casualty losses	1.1	10.5	(0.5)	(14.1)	(3.0)	4.1	—
Foreign Exchange loss (gain) (included in other, net) (1)	11.2	2.2	5.3	(6.6)	12.1	(1.7)	(0.8)
Other adjustments	—	2.4	0.6	0.6	3.6	1.8	5.4
Sponsor monitoring fee	2.5	3.1	2.9	2.8	11.3	2.9	11.7

Subtotal	96.8	103.5	84.7	87.5	372.5	110.9	386.6
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$96.8	$103.5	$84.7	$87.5	$372.5	$110.9	$386.6

(1)

The trailing twelve month period ended Foreign exchange (gain)/loss adjustment reflects the exclusion of unrealized (gains)/losses of $(0.5) million and the impact of certain realized (gains)/losses which are driven by the non-cash and cash settlement of intercompany loans in the amount of $(0.3) million. The realized (gains)/losses associated with intercompany loan settlement are not reflective of our ongoing operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of March 31, 2012	As of June 30, 2011

ASSETS

Current assets:
Cash and equivalents	$135.9	$205.1
Trade receivables, net	305.7	274.8
Inventories, net	140.8	139.7
Prepaid expenses and other	111.0	104.0
Total current assets	693.4	723.6

Property and equipment, net	859.7	759.5

Other non-current assets, including intangible assets	1,676.1	1,348.1

Total assets	$3,229.2	$2,831.2

LIABILITIES and SHAREHOLDER’S EQUITY

Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$34.5	$28.7
Accounts payable	120.1	129.1
Other accrued liabilities	279.7	227.2
Total current liabilities	434.3	385.0

Long-term obligations, less current portion	2,694.2	2,318.6
Other non-current liabilities	374.0	337.5

Commitments and contingencies

Noncontrolling interest	—	3.8
Total Catalent shareholder’s (deficit)/equity	(273.3)	(213.7)

Total liabilities and shareholder’s equity	$3,229.2	$2,831.2

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by /(used in) operating activities from continuing operations	$85.8	$96.6
Net cash provided by/(used in) operating activities from discontinued operations	—	(5.1)

Net cash provided by/(used in) operating activities	85.8	91.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment and other productive assets	(71.6)	(54.6)
Proceeds from sale of property and equipment	2.1	4.5
Proceeds from insurance related to long lived assets	21.3	—
Payment for acquisitions, net	(459.2)	—

Net cash provided by/(used in) investing activities from continuing operations	(507.4)	(50.1)
Net cash provided by/(used in) investing activities from discontinued operations	—	(1.1)

Net cash provided by/(used in) investing activities	(507.4)	(51.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in short-term borrowings	(1.3)	(3.1)
Payments related to revolver credit facility fees	(1.6)	—
Proceeds from Borrowing on term loan	386.8	—
Repayments of long-term obligations	(23.6)	(17.8)
Distribution to noncontrolling interest holder	—	(2.6)
Equity contribution/(redemption)	1.1	3.7

Net cash (used in)/ provided by financing activities from continuing operations	361.4	(19.8)
Net cash (used in)/provided by financing activities from discontinued operations	—	—

Net cash (used in)/provided by financing activities	361.4	(19.8)

Effect of foreign currency on cash	(9.0)	16.2
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(69.2)	36.7
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	205.1	164.0

CASH AND EQUIVALENTS AT END OF PERIOD	$135.9	$200.7